Exhibit 10.1
RETIREMENT AGREEMENT
     THIS RETIREMENT AGREEMENT (this “Agreement”) is made and entered into this 21st day of February 2007 (the “Effective Date”), by and between International Game Technology, a Nevada corporation (the “Company”) and Maureen Mullarkey (the “Executive”).
RECITALS
     The Executive is currently employed by the Company as its Executive Vice President, Chief Financial Officer and Treasurer.
     The Executive and the Company are parties to an Employment Agreement dated as of January 12, 2001 and as subsequently amended by an Amended Employment Agreement dated as of January 27, 2003 (together, the “Employment Agreement”).
     The Executive desires to retire from employment with the Company on January 22, 2008, following the expiration of her existing employment contract. The Company desires Executive’s continued service for a transition period following the selection and engagement of a successor Chief Financial Officer. Accordingly, the Company and the Executive each voluntarily enter into this Agreement to provide for that transition and the Executive’s retirement from employment.
     NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and the Executive agree as follows:
     1. Retirement. The Executive hereby irrevocably and voluntarily resigns her position as Executive Vice President, Chief Financial Officer and Treasurer of the Company and as a member, manager, or director of, and from each and every other office and position with, the Company and each of its subsidiaries or affiliates effective as of the first to occur of (1) the date that a successor Chief Financial Officer is selected, appointed and actively employed by the Company, (2) the close of business on January 22, 2008, or (3) such other date as the parties may mutually agree upon (the applicable date, the “CFO Transition Date”). The Executive hereby irrevocably and voluntarily retires from employment with the Company and each of its subsidiaries and affiliates effective as of the close of business on January 22, 2008 (the “Retirement Date”).
     2. Transition. For the period of time from the CFO Transition Date to the Retirement Date (the “Transition Period”), the Executive shall continue to be employed by the Company but shall not be an officer of the Company. During the Transition Period, the Executive shall report to the Company’s Chief Executive Officer and shall assist the Company’s Chief Executive Officer and the Company’s Chief Financial Officer on such matters as are within her expertise and experience with the Company.
     3. Compensation. The Executive’s compensation pursuant to the Employment Agreement shall remain unchanged for the period of time through the end of the Transition Period, except as provided in this Section 3. The Executive’s bonus opportunity with respect to the Company’s fiscal year ending on or about September 30, 2007 and any period thereafter but prior to the Retirement Date shall be determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion and in each case without regard to services performed by the Executive after the CFO Transition Date. Notwithstanding Section 3.3 of the Employment Agreement, no portion of the fiscal 2007 bonus, if any, or any other bonus, if any, earned hereunder for any period thereafter shall be treated as Deferred Bonus (as such term in used in the Employment Agreement). The Executive shall not, after the date of this Agreement, be entitled to any new grant of stock options, stock appreciation rights, restricted stock, restricted stock units, or other short- or long-term incentive awards. The Executive’s outstanding stock options to acquire Company common stock and shares of restricted stock (collectively, the “Equity Awards”) shall remain subject to their applicable terms and conditions. For purposes of clarity and without limiting the generality of the preceding sentence, the Equity Awards shall terminate on the Retirement Date to the extent they do not vest in accordance with their usual terms on or before that date and any then-vested options shall remain exercisable for the limited post-termination of employment period determined in accordance with the terms and conditions of such options.
     4. No Reinstatement; No Severance Benefits. The Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates after the Retirement Date. The Executive shall have no further employment or contractual relationship with the Company and each of its subsidiaries and affiliates after the Retirement Date (except as to the contractual relationship that arises out of this Agreement, any existing Indemnity Agreement, any equity award agreement (including non-competition provisions contained therein) and any right to vested benefits under any written benefit plan or equity incentive plan of the Company). The Executive’s retirement is a voluntary retirement by the Executive — the Executive shall not be entitled to severance pay or benefits pursuant to Section 7.5 of the Employment Agreement or any other severance plan, program or policy.
     5. Restrictive Covenants. For purposes of clarity and without limiting any other obligation the Executive may owe to the Company, Section 4 of the Employment Agreement (Confidential Information) shall continue in effect for the Transition Period and following the Retirement Date for as long as the Executive has any confidential information covered by such provision and Section 6.3 of the Employment Agreement (Non-Solicitation) shall continue in effect during the Transition Period and the 12-month period after the Retirement Date. For purposes of clarity, Section 6.1 of the Employment Agreement (Non-Competition) shall continue in effect for the Transition Period.
     6. Miscellaneous.
          6.1 Governing Law. This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, is made under and shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to principles of conflict of laws.
          6.2 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by all of the parties hereto.

          6.3 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          6.4 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
          6.5 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.
          6.6 Injunctive Relief. The Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions referenced in Section 5 above. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.
          6.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement or breach thereof, shall be settled by arbitration in the State of Nevada in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.
          6.8 Entire Agreement. This Agreement, together with the Employment Agreement, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement, together with the Employment Agreement, supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof. Any negotiations, correspondence, agreements, proposals or understandings prior to the Effective Date relating to the subject matter hereof shall be deemed to have been merged into this Agreement and the Employment Agreement, and to the extent inconsistent with such agreements, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein or in the Employment Agreement. This Agreement, together with the Employment Agreement, is an integrated agreement. This Agreement amends the Employment Agreement and, to the extent of any inconsistency between this Agreement and the Employment Agreement, this Agreement shall control.

     Any written agreement evidencing a stock option or other equity-based incentive previously granted by the Company to the Executive and any existing Indemnity Agreement is outside of the scope of the integration provisions of the preceding paragraph as to the terms and conditions of the award evidenced by such agreement.
     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the Effective Date first set forth above.

“EXECUTIVE”

Maureen Mullarkey

“COMPANY” International Game Technology, a Nevada corporation
By:
Thomas J. Matthews
President, Chief Executive Officer and Chief Operating Officer

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